                                                                   EXHIBIT 99.1


CONTACT INFORMATION:
Chris Hix
Director of Investor Relations
+1 (770) 495-5100
investor-relations@roperind.com

                                                          FOR IMMEDIATE RELEASE

        ROPER INDUSTRIES ANNOUNCES SECOND QUARTER 2003 RESULTS, DIVIDEND

                        RECORD SECOND QUARTER CASH FLOW;
                        STRONG SEQUENTIAL IMPROVEMENTS;
             CONSIDERABLE PROGRESS MADE ON RESTRUCTURING ACTIVITIES

DULUTH, GEORGIA, MAY 28, 2003 ... ROPER INDUSTRIES, INC. (NYSE: ROP) announced diluted earnings per share (DEPS) from continuing operations for its second fiscal quarter ended April 30, 2003 of $0.47, and net DEPS (including discontinued operations) of $0.45. This is less than prior year DEPS from continuing operations of $0.54, due largely to $8 million lower net sales to Gazprom, the large Russian natural gas company, and restructuring activities costing over $2 million during the quarter.

The Company reported second quarter net sales of $166 million, 10% higher than net sales of $151 million in the second quarter of the previous year. Excluding acquisitions made in 2002, net sales declined 1% (see Table 1 for a list of acquired companies), but increased 5% excluding the Company's net sales to Gazprom (see Table 2 for a reconciliation of net sales).

"We were pleased to see the 20% sequential improvement in our net sales from the first quarter," said Mr. Brian Jellison, President and Chief Executive Officer. "At the same time, our business units continue to make substantial progress improving operations and working capital." Roper's second quarter cash flow from operating activities grew 10% from the prior year's quarter to a record $23 million, including substantial improvements in net working capital performance. The Company announced that it has reduced its net debt-to-capital ratio from 46% at the beginning of the year to 42% at quarter end.

As previously announced this year, the Company launched restructuring activities designed to generate as much as $15 million in annualized cost savings. Mr. Jellison commented, "Our new, strengthened segment leadership has accelerated the pace of our restructuring efforts, and we are now expecting to complete all of the planned activity prior to the end of this fiscal year." The Company reported progress on several key initiatives:

         - Largely completed the integration of its Acton Research and Integrated Design business units.

         - Made considerable progress on the integration of Qualitek into the Uson business unit, which will be completed in the third quarter.

         - Began integrating the production operations of its Redlake business unit into other Company facilities, scheduled to be substantially completed in the third quarter.

         -        Opened a new production facility in China.

         - Announced that the production operations of its Dynamco business unit will be moved into a new operation in Mexico in the third quarter.

"These actions will help to lower manufacturing costs and enhance margins," stated Mr. Jellison. "Overall, we anticipate a rapid payback for our restructuring initiatives, with the benefits becoming particularly evident in 2004."

The Company earlier received indication of Gazprom's intention to release $36 million of total orders in calendar 2003; however, based on recent information, it does not expect to convert the total amount into net sales in the current fiscal year. The Company now expects fiscal 2003 net sales to Gazprom of $25 to $30 million, or $10 million less than previous expectations. Accordingly, the Company now forecasts DEPS from continuing operations to be in the range of $2.00 to $2.11 for the 2003 fiscal year, compared to previous expectations of $2.11 to $2.26. DEPS from continuing operations for the second half of fiscal 2003 is expected to be $1.24 to $1.35, with expected DEPS in the third quarter of $0.50 to $0.55 and exceeding $0.70 in the fourth quarter.

Mr. Jellison commented, "Given the decrease in net sales to Gazprom this year of up to $31 million, generally soft market conditions, and full year restructuring investments of at least $6 million, our cash generation and earnings performance remains strong. We see continued earnings improvement throughout fiscal 2003, and this momentum will carry forward throughout fiscal 2004. With the benefits of our restructuring in front of us and a strong acquisition pipeline, we see substantial opportunities ahead."

CASH DIVIDEND

The Company announced that its Board of Directors approved a cash dividend of $0.0875 per common share payable on July 31, 2003, to shareholders of record on July 17, 2003.

RESULTS BY SEGMENT

ENERGY SYSTEMS & CONTROLS segment second quarter net sales of $38 million were 27% higher than the prior year period, principally as a result of the 2002 acquisition of Zetec and higher net sales for non-Gazprom oil & gas applications, somewhat offset by a 48% reduction in net sales to Gazprom. Net orders of $40 million in the quarter were 23% higher than the prior year quarter. Operating profit improved 4% to $7 million.

INDUSTRIAL TECHNOLOGY segment net sales were $41 million in the second quarter, or 1% higher than in the year-ago period. Quarterly net orders improved 5% to $42 million. Second quarter operating profit decreased 11% to $9 million primarily as a result of higher European sourcing and production costs due to adverse currency exchange rates and the start-up of a new production facility in China.

INSTRUMENTATION segment second quarter net sales increased 2% from the prior year period to $44 million, with the fall-off in net sales at the Company's Logitech business unit more than offset by the 2002 acquisition of Qualitek and favorable currency benefits. Net orders increased 2% with acquisition contributions and currency benefits making up for lower activity in refining, semiconductor and telecom markets. Second quarter 2003 operating profit decreased $3 million compared with the same period last year as a result of $1.9 million of restructuring charges, higher European sourcing and production costs due to currency exchange rate changes, and lower margins from the Qualitek acquisition prior to completing its full integration into Uson.

SCIENTIFIC & INDUSTRIAL IMAGING segment second quarter net sales of $44 million were 14% higher than in the year-ago quarter due to the strong backlog for electron microscopy applications, initial shipments of the new motion imaging products and the inclusion of results from 2002 acquisitions. Net orders declined 11% as a result of reduced Japanese government spending, reduced economic activity in Asia relating to the outbreak of severe acute respiratory syndrome, declining industrial camera orders, and the uneven timing of large project orders. Second quarter operating profits declined nearly 6% versus the second quarter of 2002, including the impact of restructuring costs. However, segment performance has nearly doubled compared with the first quarter of 2003, with operating profits increasing $5 million.

CONFERENCE CALL TO BE HELD AT 10:00 AM (EDT) TOMORROW

The Company will conduct a webcasted conference call at 10:00 AM EDT on Thursday, May 29, 2003. To access the webcast, and to obtain copies of the slides, please visit the Investor Information section of the Company's web site at www.roperind.com. Telephonic replays of the conference call will be available for two weeks by calling +1 (402) 220-3007 and using the passcode 1323.

Table 1:  Acquisitions

Qualitek, Instrumentation Segment, July 2002
Zetec, Energy Systems & Controls Segment, August 2002
QImaging, Scientific & Industrial Imaging Segment, August 2002
Duncan Technologies, Scientific & Industrial Imaging Segment, August 2002 Definitive Imaging, Scientific & Industrial Imaging Segment, September 2002

Table 2:  Reconciliation of Net Sales (Millions)

                                                              Q2 2003      Q2 2002
                                                              -------      -------

         Net sales excluding 2002 acquisitions                 $141          $134        +5%
              and excluding net sales to Gazprom
         Net sales from 2002 acquisitions                        16            --
         Net sales to Gazprom                                     9            17       -48%
         Net sales as reported                                 $166          $151       +10%

Additional information about Roper Industries, including a glossary for terms used by the Company, and registration for Company press releases via email, are also available on the Company's website.

Roper Industries is a diversified provider of engineered products and solutions for global niche markets.

                                     # # #

The information provided in this news release, in Company filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended October 31, 2002, and in other press releases and public disclosures, contain forward looking statements within the meaning of the federal securities laws, including statements regarding our expected business outlook and strategies. These statements reflect management's current beliefs, but are not guarantees of performance. They involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward looking statement. Such risks and uncertainties include reductions in our business with Gazprom; unfavorable changes in foreign exchange rates; difficulties associated with exports, risks associated with our international operations, difficulty making acquisitions and successfully integrating acquired business, increased product liability and insurance costs, increased warranty exposure, future competition, changes in the supply of, or price for, parts and components, environmental compliance costs and liabilities, risks and cost associated with asbestos related litigation and potential write-offs of our substantial intangible assets. Other important risk factors are discussed in our Annual Report on Form 10-K for the fiscal year ended October 31, 2002, and may be discussed in subsequent filings with the SEC. Readers should not place undue reliance on any forward looking statements. These statements speak only as of the date of this document, and we undertake no obligation to update publicly any of them in light of new information or future events.

ROPER INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(AMOUNTS IN THOUSANDS)


                                                                                APRIL 30,        OCTOBER 31,
ASSETS                                                                            2003               2002
                                                                                --------          --------
CURRENT ASSETS:
  Cash and cash equivalents                                                     $ 22,972          $ 12,422
  Accounts receivable                                                            130,016           138,290
  Inventories                                                                     95,488            88,313
  Other current assets                                                             4,833             5,224
  Assets held for sale                                                             5,574             4,578
                                                                                --------          --------
    Total current assets                                                         258,883           248,827
                                                                                --------          --------

PROPERTY, PLANT AND EQUIPMENT, NET                                                50,722            51,089
                                                                                --------          --------

OTHER ASSETS:
  Goodwill, net                                                                  473,250           459,233
  Other intangible assets, net                                                    37,511            37,032
  Other assets                                                                    35,319            32,792
                                                                                --------          --------
    Total other assets                                                           546,080           529,057
                                                                                --------          --------

TOTAL ASSETS                                                                    $855,685          $828,973
                                                                                ========          ========


LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable                                                              $ 38,048          $ 35,253
  Accrued liabilities                                                             54,869            65,153
  Liabilities related to assets held for sale                                      2,524             1,698
  Income taxes payable                                                            11,664             7,618
  Current portion of long-term debt                                               10,866            20,515
                                                                                --------          --------
    Total current liabilities                                                    117,971           130,237

NONCURRENT LIABILITIES:
  Long-term debt                                                                 313,911           311,590
  Other liabilities                                                               12,734            11,134
                                                                                --------          --------
    Total liabilities                                                            444,616           452,961
                                                                                --------          --------

STOCKHOLDERS' EQUITY:
  Common stock                                                                       327               326
  Additional paid-in capital                                                      90,757            89,153
  Retained earnings                                                              321,614           304,995
  Accumulated other comprehensive earnings                                        22,664             5,940
  Treasury stock                                                                 (24,293)          (24,402)
                                                                                --------          --------
    Total stockholders' equity                                                   411,069           376,012
                                                                                --------          --------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                      $855,685          $828,973
                                                                                ========          ========

ROPER INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                         THREE MONTHS ENDED                SIX MONTHS ENDED
                                                                               APRIL 30,                        APRIL 30,
                                                                        -----------------------         --------------------------
                                                                          2003           2002              2003              2002
                                                                        -----------------------         --------------------------
Net sales                                                               $ 165,527        $150,827       $ 303,838        $ 297,344
Cost of sales                                                              79,517          68,811         146,405          136,781
                                                                        ---------        --------       ---------        ---------

Gross profit                                                               86,010          82,016         157,433          160,563

Selling, general and administrative expenses                               60,156          51,780         115,710          105,387
                                                                        ---------        --------       ---------        ---------

Income from operations                                                     25,854          30,236          41,723           55,176

Interest expense                                                            4,420           4,588           8,876            9,219
Other income/(expense)                                                       (416)            581             155            2,544
                                                                        ---------        --------       ---------        ---------

Earnings from continuing operations before income
  taxes and change in accounting principle                                 21,018          26,229          33,002           48,501

Income taxes                                                                6,272           8,916           9,898           16,491
                                                                        ---------        --------       ---------        ---------

Earnings from continuing operations before
  change in accounting principle                                           14,746          17,313          23,104           32,010

(Loss)/income from discontinued operations, net
  of tax                                                                     (616)            143            (985)             (44)
                                                                        ---------        --------       ---------        ---------
Earnings before change in accounting principle                             14,130          17,456          22,119           31,966

Goodwill impairment, net of taxes of $11,130                                                                                25,970
                                                                        ---------        --------       ---------        ---------
Net earnings                                                            $  14,130        $ 17,456       $  22,119        $   5,996
                                                                        =========        ========       =========        =========

Earnings per share:
  Basic:
    Earnings from continuing operations before
      change in accounting principle                                    $    0.47        $   0.55       $    0.74        $    1.03
    (Loss)/income from discontinued operations                          $   (0.02)       $   0.00       $   (0.03)       $   (0.00)
    Goodwill adjustment effective November 1, 2001                                                                       $   (0.84)
                                                                        ---------        --------       ---------        ---------
    Net Earnings                                                        $    0.45        $   0.56       $    0.70        $    0.19
                                                                        =========        ========       =========        =========

  Diluted:
    Earnings from continuing operations before
      change in accounting principle                                    $    0.47        $   0.54       $    0.73        $    1.00
    (Loss)/income from discontinued operations                          $   (0.02)       $   0.00       $   (0.03)       $   (0.00)
    Goodwill adjustment effective November 1, 2001                                                                       $   (0.81)
                                                                        ---------        --------       ---------        ---------
    Net Earnings                                                        $    0.45        $   0.55       $    0.70        $    0.19
                                                                        =========        ========       =========        =========
Weighted average common and common equivalent shares outstanding:
    Basic                                                                  31,428          31,213          31,395           31,098
    Diluted                                                                31,687          31,991          31,748           31,907
                                                                        =========        ========       =========        =========

ROPER INDUSTRIES, INC. AND SUBSIDIARIES
SELECTED SEGMENT FINANCIAL DATA (UNAUDITED)
(AMOUNTS IN THOUSANDS AND PERCENTS OF NET SALES)


                                           THREE MONTHS ENDED APRIL 30,                      SIX MONTHS ENDED APRIL 30,
                                    -------------------------------------------       --------------------------------------
                                             2003                    2002                    2003                2002
                                    ---------------------   -------------------       ------------------   -----------------
                                     AMOUNT           %        AMOUNT       %           AMOUNT        %      AMOUNT       %
                                    ---------------------   --------------------      ------------------   -----------------
NET SALES:
  Instrumentation                   $ 43,581                $   42,596                $ 86,919             $ 88,105
  Industrial Technology               40,588                    40,223                  77,124               76,940
  Energy Systems & Controls           37,660                    29,705                  62,661               56,441
  Scientific & Industrial Imaging     43,698                    38,303                  77,134               75,858
                                    --------                ----------                --------             --------
    Total                           $165,527                $  150,827                $303,838             $297,344
                                    ========                ==========                ========             ========


GROSS PROFIT:
  Instrumentation                   $ 25,037         57.4   $   24,744     58.1       $ 50,205      57.8   $ 52,357     59.4
  Industrial Technology               18,649         45.9       18,835     46.8         35,049      45.4     35,128     45.7
  Energy Systems & Controls           19,773         52.5       17,934     60.4         32,209      51.4     33,368     59.1
  Scientific & Industrial Imaging     22,551         51.6       20,503     53.5         39,970      51.8     39,710     52.3
                                    --------         ----   ----------     ----       --------      ----   --------     ----
    Total                           $ 86,010         52.0   $   82,016     54.4       $157,433      51.8   $160,563     54.0
                                    ========         ====   ==========     ====       ========      ====   ========     ====


OPERATING PROFIT*:
  Instrumentation                   $  5,598         12.8   $    8,579     20.1       $ 13,197      15.2   $ 17,963     20.4
  Industrial Technology                8,580         21.1        9,644     24.0         15,525      20.1     16,478     21.4
  Energy Systems & Controls            7,257         19.3        7,000     23.6          8,540      13.6     12,658     22.4
  Scientific & Industrial Imaging      7,662         17.5        8,121     21.2         10,593      13.7     14,621     19.3
                                    --------         ----   ----------     ----       --------      ----   --------     ----
    Total                           $ 29,097         17.6   $   33,344     22.1       $ 47,855      15.8   $ 61,720     20.8
                                    ========         ====   ==========     ====       ========      ====   ========     ====


BOOKINGS:
  Instrumentation                   $ 42,004                $   41,205                $ 84,848             $ 82,681
  Industrial Technology               41,749                    39,914                  81,334               82,724
  Energy Systems & Controls           40,156                    32,764                  63,124               59,200
  Scientific & Industrial Imaging     32,709                    36,695                  76,724               75,858
                                    --------                ----------                --------             --------
    Total                           $156,618                $  150,578                $306,030             $300,463
                                    ========                ==========                ========             ========




* Operating profit is before unallocated corporate general and administrative expenses. Such expenses were $3,243 and $3,108 for the three months ended April 30, 2003 and 2002, respectively, and $6,132 and $6,544 for the six months ended April 30, 2003 and 2002, respectively.

ROPER INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Amounts in thousands)


                                                            SIX MONTHS ENDED
                                                               APRIL 30,
                                                      ---------------------------
                                                          2003             2002
                                                      ---------------------------
Net earnings                                          $ 22,119           $  5,996
Depreciation                                             5,811              5,661
Amortization                                             2,177              1,901
Goodwill transitional impairment, net of tax                --             25,970
Other, net                                                 (40)            (6,935)
                                                      --------           --------
  Cash provided by operating activities                 30,067             32,593

Business acquisitions, net of cash acquired                 --             (7,892)
Capital expenditures                                    (4,092)            (3,881)
Other, net                                              (1,277)               432
                                                      --------           --------
  Cash used by investing activities                     (5,369)           (11,341)

Debt borrowings (payments), net                        (11,986)           (21,780)
Dividends                                               (5,500)            (5,146)
Other, net                                               1,606              6,962
                                                      --------           --------
  Cash used by financing activities                    (15,880)           (19,964)

Effect of exchange rate changes on cash                  1,732               (290)
                                                      --------           --------

Net increase in cash and equivalents                    10,550                998
Cash and equivalents, beginning of period               12,422             16,419
                                                      --------           --------

Cash and equivalents, end of period                     22,972             17,417
                                                      ========           ========